Exhibit 10-B(d)

Amendment to the Colgate-Palmolive Company
Supplemental Salaried Employees’ Retirement Plan

AMENDMENT, dated as of February 25, 2010, to the Colgate-Palmolive Company Supplemental Salaried Employees’ Retirement Plan.

RESOLVED, effective February 25, 2010, Sections 3.2, 3.3 and 4.4 of the Colgate-Palmolive Company Supplemental Salaried Employees’ Retirement Plan are amended as follows:

1.  Section 3.2 is deleted and replaced in its entirety with the following:

Amount of Member’s Benefit.

(a)
In the case of any Member whose Determination Date is coincident with or immediately following his separation from service, such Member shall be entitled to a benefit under this Plan, the Actuarial Equivalent of which is equal to the difference between:

(i)
the benefit that would have been payable under the Base Plan as of such date in the form elected by the Member under such plan if the limitations of Code sections 401(a)(17) and 415 were not take into account in calculating the benefit; and

(ii)	the benefit actually payable under the Base Plan.

In the case of a Member Eligible for the Increased Benefit, the determination of the benefit payable under the Base Plan under (i) of the immediately preceding sentence shall be made by assuming that the benefit is payable in the form of a joint and 75% surviving spouse annuity with no actuarial reduction to reflect the 75% survivor annuity, provided, however that in any case where the surviving spouse is more than 60 months younger than the Member, the additional 25% surviving spouse annuity shall be reduced 1/8 of 1% (.00125) per month for each month over 60 months that the surviving spouse is younger than the Member.

(b)
In any case where the Determination Date under the Base Plan does not coincide with, or immediately follow, the Member’s separation from service, the Member shall be entitled to a benefit under this Plan, the Actuarial Equivalent of which is equal to the difference between:

(i)
the annual benefit that would have been payable under the Base Plan in the normal form as of the earliest date the Member could have commenced benefits under the Base Plan following his separation from service if the limitations of Code sections 401(a)(17) and 415 were not taken into account in calculating the benefit; and

(ii)	the Maximum Benefit applicable to the Member as of that date.

In the case of a Member Eligible for the Increased Benefit, the determination of the benefit payable under the Base Plan under (i) of the immediately preceding sentence shall be made in accordance with the second sentence of Section 3.2(a).

(c)
The benefit amount determined above is subject to reduction as provided in Sections 3.6, 3.7 and 3.8.  The benefit amount (after the reductions required under Sections 3.6 and 3.7 but prior to the reduction required under Section 3.8), when expressed as a straight life annuity, and then added to the benefit payable under the Base Plan, when expressed as a straight life annuity (in each case using the actuarial assumptions specified in Section 2.1 which are in effect on the Benefit Commencement Date), shall be limited to 70 percent of the Member’s salary base on the date of separation from service plus the value of the executive incentive compensation (whether or not payable in cash) awarded for services rendered in the calendar year immediately preceding the calendar year containing the separation from service date.  For this purpose, executive incentive compensation includes cash and non-cash awards under the Executive Incentive Compensation Plan of the Company.  Also for this purpose, restricted stock issued pursuant to the Executive Incentive Compensation Plan shall be valued at its publicly traded value on the New York Stock Exchange at the close of business on the date of grant.

(d)
The benefit amount determined above (after the reductions required under Sections 3.2(c), 3.6, and 3.7 but prior to the reduction required under Section 3.8) when expressed as a lump sum, and when added to the benefit determined under Section 3.2(a)(ii) or Section 3.2(b)(ii), as applicable, when expressed as a lump sump (in each case using the actuarial assumptions which are then in effect under the Base Plan on the Benefit Commencement Date) shall be further limited to the difference between (i) $20,000,000, increased by 6% compounded annually commencing in January 2010 and adjusted monthly, and (ii) the benefit determined under Section 3.2(a)(ii) or Section 3.2(b)(ii), as applicable, when expressed as a lump sum using the actuarial assumptions which are then in effect under the Base Plan on the Benefit Commencement Date if the present value of the benefit amount to which a Member is entitled under this Article III on or after February 25, 2010, when expressed as a lump sum using the actuarial assumptions which are in effect on such date, would otherwise exceed the limit set forth above in this Section 3.2(d), subject to obtaining the written consent of any such Member and his Beneficiary to such reduction.

2.  Section 3.3 is deleted and replaced in its entirety with the following:

2

Amount of Beneficiary’s Benefit.  Upon the death of a Member whose Beneficiary is eligible for a Beneficiary’s benefit under the Base Plan, such Beneficiary shall be entitled to an annual benefit under this Plan equal to the difference between (i) the benefit that would have been payable to the Beneficiary under the Base Plan if the limitations of Code Sections 401(a)(17) and 415 were not taken into account in calculating the benefit; and (ii) the benefit actually payable to the Beneficiary under the Base Plan.  In the case of a Member Eligible for the Increased Benefit who dies after retirement, the determination of the benefit payable under the Base Plan under (i) of the immediately preceding sentence shall be made by assuming that the normal form of benefit is in the form of a joint and 75% surviving spouse annuity with no actuarial reduction to reflect the 75% survivor annuity, provided, however that in any case where the surviving spouse is more than 60 months younger than the Member, the additional 25% surviving spouse annuity shall be reduced 1/8 of 1% (.00125) per month for each month over 60 months that the surviving spouse is younger than the Member.  Notwithstanding the above, the Beneficiary of a Member Eligible for an Increased Benefit shall not be entitled to receive a total benefit under the Base Plan and the Plan that exceeds the Member Eligible for an Increased Benefit’s normal retirement benefit under the Base Plan and the Plan.  In no event, however, shall the benefit amount payable to the Beneficiary, when expressed as a lump sum (using the actuarial assumptions then in effect under the Base Plan) exceed 50% (75% or reduced in accordance with the immediately preceding sentence, in the case of a Member Eligible for the Increased Benefit) of the benefit amount applicable to the Member on the date of his death if the amount of the Member’s Benefit is subject to the limitation set forth in Section 3.2(d).

3.  Section 4.4 is deleted and replaced in its entirety with the following:

Amendment and Termination.  The Company may amend, modify or terminate this Plan at any time, provided, however, that no such amendment, modification or termination shall reduce any benefit under this Plan to which a Member, or the Member’s Beneficiary, is entitled under Article III prior to the date of such amendment or termination, and in which such Member or Beneficiary would have been vested if such benefit had been provided under the Base Plan, unless the Member or Beneficiary either becomes entitled to an amount equal to the Actuarial Equivalent of such benefit under another plan, including the Base Plan, program or practice adopted by the Company or consents in writing to such reduction.  The Employee Relations Committee may make changes to this Plan which do not materially reduce the value of the benefits paid under this Plan to conform to, or take advantage of, any governmental requirements, statutes, regulations or other authority.

and be it further

RESOLVED, that the officers of the Company be, and they hereby are, jointly and severally, authorized and empowered to take any and all actions, and to execute any and all agreements, documents and instruments, as they in their discretion may deem necessary or appropriate to effectuate the foregoing resolution.